Exhibit 4.4

ROYALTY AGREEMENT

This Royalty Agreement (“Agreement”) is made as of June 16, 2006, by and among Integrated Security Systems, Inc., a Delaware corporation (“ISSI”), B&B ARMR Corporation, a Delaware corporation and wholly owned subsidiary of ISSI (“B&B”), Intelli-Site, Inc., a Texas corporation and wholly owned subsidiary of ISSI (“Intelli-Site”), DoorTek Corporation, a Texas corporation and wholly owned subsidiary of ISSI (“DoorTek” and, together with ISSI, B&B and Intelli-Site, the “ISSI Entities”), Renaissance Capital Growth & Income Fund III, Inc., a Texas corporation (“Renn III”), BFS US Special Opportunities Trust PLC, a public limited company registered in England and Wales (“BFS”), Renaissance US Growth Investment Trust PLC (“RUSGIT” and, together with Renn III and BFS, collectively, the “Renaissance Funds”), and Renn Capital Group, Inc. (the “Agent”), solely as agent for the Renaissance Funds and not on its own behalf.

WHEREAS, on or about the date hereof, ISSI will issue certain Convertible Promissory Notes (the “Notes”) to the Renaissance Funds  as  consideration for a cash investment in ISSI by the Renaissance Funds in the aggregate principal amount of up to $1,100,000;

WHEREAS, as a condition to such investment and the issuance of the Notes, the Renaissance Funds have required that the ISSI Entities enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1.

Definitions.

1.1.

“DoorTek Access Control” means DoorTek’s chip-based access control equipment, and expressly excludes DoorTek’s “large system” access control technology and equipment.

1.2.

“LXL Gate Operators” means B&B ARMR’s LXL Series hydraulic slide gate operators.

1.3.

“Surelock Seals” means a business relationship, joint venture, partnership or other business entity, of which ISSI is or will be a participant, member, partner or equity holder, formed to develop, produce and market access control and tracking technology and equipment used or to be used in the processing and transfer of bulk food, related materials or other products, which such access control and tracking technology and equipment is or will be embedded with Intelli-Site software.

2.

Royalties.

2.1.

Royalties.  Subject to the terms of this Agreement, the ISSI Entities agree to pay to the

Renaissance Funds a royalty of (i) eight percent (8%) of the ISSI Entities’ gross revenue directly attributable to the sale or license of Intelli-Site’s software to Surelock Seals, (ii) eight percent (8%) of the ISSI Entities’ gross revenue directly attributable to sales of DoorTek Access Control, and (iii) five percent (5%) of the ISSI Entities’ gross revenue directly attributable to sales of LXL Gate Operators (collectively, the “Royalties”); provided, however, that the maximum aggregate amount of Royalties payable to the Renaissance Funds hereunder shall not exceed (i) $100,000 during any twelve (12) month period or (ii) $25,000 during any calendar quarter.  The gross revenue will be determined using United States generally accepted accounting principles applied on a consistent basis; provided, however, that any and all returns, refunds, rebates, disputed amounts, and the like shall not be included in the gross revenue.

2.2.

Payments.  No later than thirty (30) days after the end of each calendar quarter, ISSI shall deliver to the Agent (as defined below) a report setting forth ISSI’s calculation of the Royalties due to the Renaissance Funds, if any.  If no Royalty is due, then ISSI shall not be required to deliver a report for such quarter.  ISSI shall accompany each such report with payment of all Royalties, if any, due to the Renaissance Funds.  Each Royalty payment shall be divided among and paid to the Renaissance Funds based each Renaissance Fund’s respective pro rata portion of the aggregate original principal amount of all Notes.

3.

Examination of Records.  Within sixty (60) days of the Agent’s receipt of any Royalty report or any Renaissance Fund’s receipt of any payment for any Royalty period, the Agent may (or may have an independent certified public accountant) examine the records of ISSI (at the Renaissance Funds’ expense) with respect to only those transactions affecting the Royalties for such period to verify the accuracy of the Royalty report or payment received.  This right may be exercised only upon reasonable written notice to ISSI and during ISSI’s normal business hours.  ISSI is not obligated to retain its books, papers or other records pertaining to such transactions beyond times when such examinations with respect to them may be made unless a claim with respect to Royalties for such period has been made.

4.

Term and Termination.  The term of this Agreement shall continue until the principal balance of, and all accrued interest on, the Notes is paid in full or converted in full into shares of capital stock of ISSI (or a combination thereof), at which time this Agreement shall terminate.  No termination of this Agreement shall affect rights or obligations of the parties hereto existing or arising prior to the termination hereof.

5.

Assignment.  The terms and provisions of this Agreement shall be binding upon and inure to the benefit of, and be enforceable by, the respective successors and permitted assigns of the parties hereto.  This Agreement may be assigned by an ISSI Entity only with the prior written consent of Renn III and only if the assignee shall in writing agree to become subject to the conditions and terms of this Agreement and in writing agree to assume and perform all obligations under this Agreement.  This Agreement may be assigned by Renn III only with the prior written consent of ISSI and only if the assignee shall in writing agree to become subject to the conditions and terms of this Agreement and in writing agree to assume and perform all obligations under this Agreement; provided however, that Renn III may assign its rights under this Agreement to its affiliates without the prior written consent of ISSI.

6.

Agency.

6.1.

Each Renaissance Fund hereby designates and appoints the Agent as its agent under this Agreement and all agreements, documents or other instruments executed by such Renaissance Fund in connection with the transactions contemplated hereby, or previously executed by such Renaissance Fund in connection with an investment in ISSI (the “Ancillary Agreements”), and authorizes the Agent to take such actions on its behalf under the provisions of this Agreement and the Ancillary Agreements as the Agent deems necessary and appropriate, in the sole judgment of the Agent.  In performing its functions and duties under this Agreement and the Ancillary Agreements, the Agent shall act solely as agent of the Renaissance Funds and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for the ISSI Entities.  The Agent may perform any of its duties by or through its agents or employees.

6.2.

The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement or the Ancillary Agreements, and the duties of the Agent shall be mechanical and administrative in nature.  The Agent shall have and may use its sole discretion with respect to exercising or refraining from taking any actions which the Agent is expressly entitled to take or assert under this Agreement and the Ancillary Agreements.  The Agent shall not have by reason of this Agreement a fiduciary relationship with respect to any Renaissance Fund.  Nothing in this Agreement or the Ancillary Agreements, express or implied, is intended to or shall be construed to impose upon the Agent any obligations in respect of this Agreement or the Ancillary Agreements except as expressly set forth herein or therein.  If the Agent seeks the consent or approval of any Renaissance Fund to the taking or refraining from taking any action hereunder or under the Ancillary Agreements, the Agent shall send notice thereof to each Renaissance Fund.  The Agent shall not be responsible to the Renaissance Funds or the ISSI Entities, except as to money or securities received by it or its authorized agents, for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.

6.3.

Neither the Agent nor any of its officers, directors, employees or agents shall be liable to the Renaissance Funds for any action taken or omitted by it or any of them under this Agreement or the Ancillary Agreements, except that no person or entity shall be relieved of any liability imposed by law, intentional tort or gross negligence.  The Agent shall not be responsible to the Renaissance Funds for any recitals, statements, representations or warranties contained in this Agreement or for the execution, effectiveness, genuineness, validity, enforceability, or sufficiency of this Agreement or the Ancillary Agreements, or any of the transactions contemplated thereby, or for the financial condition of the ISSI Entities.  The Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the Ancillary Agreements, or the financial condition of the ISSI Entities, or the existence or possible existence of any breach of any of such agreements.  Agent shall give the Renaissance Funds notice of any breach of which the Agent has actual notice.  The Agent may at any time request instructions from the Renaissance Funds with respect to any actions or approvals which by the terms of this Agreement or the Ancillary Agreements the Agent is permitted or required to take or to grant, and if such instructions are promptly requested, the Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any third party for refraining from any action or withholding any approval under this Agreement or the Ancillary Agreements until it shall have received such instructions from the Renaissance Funds.  Without limiting the foregoing, the Renaissance Funds shall not have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting under this Agreement or the Ancillary Agreements in accordance with the instructions of any Renaissance Fund.

6.4.

The Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper party, and with respect to all matters pertaining to this Agreement and the Ancillary Agreements, upon advice of counsel selected by it.

6.5.

To the extent that the Agent is not reimbursed and indemnified by the ISSI Entities, the Renaissance Funds will reimburse and indemnify the Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or the Ancillary Agreements.  The obligations of the Renaissance Funds under this indemnification provision shall survive the termination of this Agreement.

7.

General Provisions.

7.1.

Entire Agreement; Headings. This Agreement and the Notes constitute the entire agreement of the parties pertaining to its subject matter and supersedes all prior agreements and understandings pertaining to its subject matter.  Section numbers and headings are used in this Agreement for convenience and not to be construed as limitations of the substance of any provisions.

7.2.

Notices.  All written notices provided by this Agreement shall be given to the party being notified by registered or certified mail at such party’s address stated on the signature pages hereto or at such other address as such party shall have notified the party giving such notice in writing should be used for such purposes.  Notice shall be effective on the date that is three (3) days following the date upon which such notice is properly placed in the United States mail by the notifying party.

7.3.

Governing Law; Severability; Reformation; Relationship; Amendments.  The parties agree that this Agreement be governed by the law of the State of Texas, excluding its conflict of laws principles.  If any provision of this Agreement shall be found by any court of competent jurisdiction to be invalid or unenforceable, the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable.  Such provision shall, to the maximum extent allowable by law, be modified and reformed by such court so that it becomes enforceable, and, as modified, shall be enforced as any other provision hereof, all the other provisions hereof continuing in full force and effect.  This Agreement is not intended to and does not create a joint venture or fiduciary relationship of any nature between the parties.  This Agreement may be amended, or any provision hereof waived, only by written agreement signed by ISSI and Renn III.

7.4.

Counterpart Execution.  This Agreement may be executed in any number of counterparts with the same effect as if all the parties had signed the same document.  All counterparts shall be construed together and shall constitute one and the same instrument.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

INTEGRATED SECURITY SYSTEMS, INC.

By: /s/ VERNON H. FOERSTERLING, JR.

Vernon H. (Jay) Foersterling, Jr.

President Chief Executive Officer

B&B ARMR CORPORATION

By: /s/ VERNON H. FOERSTERLING, JR.

Vernon H. (Jay) Foersterling, Jr.

President and Chief Executive Officer

INTELLI-SITE, INC.

By: /s/ C. A. RUNDELL, JR.

C. A. Rundell, Jr.

Chairman

DOORTEK CORPORATION

By: /s/ C. A. RUNDELL, JR.

C. A. Rundell, Jr.

Chairman

Address:

8200 Springwood Drive, Suite 230

Irving, Texas  75063

Attention:  President

Telephone: (972) 444-8280

Facsimile: (972) 869-3843

SIGNATURE PAGE TO ROYALTY AGREEMENT

RENAISSANCE CAPITAL GROWTH & INCOME FUND III, INC.

By: /s/ RUSSELL CLEVELAND

Russell Cleveland

President

RENAISSANCE US GROWTH INVESTMENT TRUST PLC

By:

RENN Capital Group, Inc.

Its:

Investment Manager

By: /s/ RUSSELL CLEVELAND

Russell Cleveland

President

BFS US SPECIAL OPPORTUNITIES TRUST PLC

By:

RENN Capital Group, Inc.

Its:

Investment Adviser

By: /s/ RUSSELL CLEVELAND

Russell Cleveland

President

AGENT:

RENN Capital Group, Inc.

By: /s/ RUSSELL CLEVELAND

Russell Cleveland

President

Address:

Renn Capital Group, Inc.

8080 North Central Expressway

Suite 210-LP 59

Dallas, Texas 75206

Attention: Russell Cleveland

Telephone: (214) 891-8294

Facsimile: (214) 891-8291

SIGNATURE PAGE TO ROYALTY AGREEMENT